Exhibit 99.1

Yelp Appoints Robert Gibbs to Board of Directors

SAN FRANCISCO, June 4, 2012 – Yelp Inc. (NYSE: YELP), the company that connects consumers with great local businesses, today announced that it has appointed Robert Gibbs to its board of directors effective May 31, 2012.

“We are very excited to add Robert to our Board of Directors,” said Jeremy Stoppelman, CEO and co-founder of Yelp. “His extensive experience in strategy, communications and policy will be invaluable to Yelp as we continue to build our company. As one of the architects behind the most successful grassroots presidential campaign in history, Robert understands the importance of building local communities and strengthening the ties between consumers and business.”

“Yelp is a fast-growing and innovative company that is helping millions of consumers discover great local businesses through word-of-mouth,” said Robert Gibbs. “In turn, Yelp provides local businesses with a platform to display the reputation they’ve earned through customer service. I’m delighted to join a company whose service I’ve admired for years and I look forward to helping Yelp continue to grow as a public company.”

Mr. Gibbs is a senior campaign advisor to President Barack Obama. From January 2009 to February 2011, he served as the 28th White House Press Secretary. Mr. Gibbs was the communications director for then- U.S. Senator Obama and for Obama’s 2008 presidential campaign. Previously, Mr. Gibbs was press secretary of John Kerry’s 2004 presidential campaign and has previously specialized in Senate campaigns, having served as communications director for the Democratic Senatorial Campaign Committee and for four individual Senate campaigns, including those of Obama in 2004 and Fritz Hollings in 1998. Gibbs graduated cum laude with a B.A. in political science from North Carolina State University.

About Yelp

Yelp connects people with great local businesses. Yelp was founded in San Francisco in July 2004. Since then, Yelp communities have taken root in major metros across the U.S., Canada, UK, Ireland, France, Germany, Austria, The Netherlands, Spain, Italy, Switzerland, Belgium, Australia, Sweden, Denmark and Norway. Yelp had a monthly average of approximately 71 million unique visitors in Q1 2012*. By the end of March 2012, Yelpers had written approximately 27 million rich, local reviews, making Yelp the leading local guide for real word-of-mouth on everything from boutiques and mechanics to restaurants and dentists. On average, Yelp’s mobile applications were used on 6.3 million unique mobile devices per month in the first quarter of 2012, helping users make spending decisions on-the-go. For more information, please visit http://www.yelp.com/ or send an email to press@yelp.com.

*	Source: Google Analytics

Media Contact Information

Yelp Press Office

Stephanie Ichinose

(415) 908-3679

stephanie@yelp.com

Investor Relations Contact Information

The Blueshirt Group

Todd Friedman, Stacie Bosinoff, Nicole Gunderson

(415) 217-7722

yelp@blueshirtgroup.com

SOURCE Yelp Inc.